MERFORD DEBUTS NEW CRANE CABIN WITH RESEARCH FRONTIERS’
PATENTED SPD-SMARTGLASS AT TOC EUROPE 2014 IN LONDON

London, U.K., June 25, 2014 – Working inside a specialty vehicle such as a port crane has unique issues. Visibility needs to be maximized for optimum efficiency and safety, and often this means using large areas of glass in the operator's cabin. However this can pose issues in terms of controlling the heat, light and glare coming in to the cabin from the sun and also reflecting off of the water.

Now Merford, the developer and supplier of cabins, control units and components for port cranes, will unveil a unique solution to this problem at TOC Europe 2014 (container supply chain Europe), the global event for people who own, move and handle containerized cargo. Merford developed an SPD-SmartGlass windshield in conjunction with Research Frontiers licensee Vision Systems, who supplied its Nuance brand of SPD-SmartGlass for the Merford crane cabin.

The window features two SPD-Smart windshield segments, one on the upper part of the front windshield to eliminate glare from the sun, and one on the bottom portion to eliminate glare caused by the sun reflecting off of the water. The crane operator can control both of these SPD-SmartGlass segments manually to change their tint instantly from clear to dark, or this can be done automatically in response to changing temperature or lighting conditions. This solution will also greatly reduce the heat buildup inside of these crane cabins, and allow the driver of the port crane to do his job more safely, comfortably and efficiently.

The Merford crane uses the same SPD-SmartGlass technology used on current Mercedes-Benz vehicles. The use of SPD-SmartGlass in just the roofs of these Mercedes-Benz cars blocks over 99% of harmful UV radiation and substantially reduces heat inside the vehicle. Test data published by Mercedes-Benz shows the ability of their Magic Sky Control roof using SPD-SmartGlass technology from Research Frontiers to reduce sun exposure to 1/20th of direct exposure levels (from over 1,000 watts/square meter to less than 50 watts/square meter). When compared to conventional automotive glass, Mercedes-Benz reports that the use of SPD-SmartGlass significantly reduces the temperature inside the vehicle by up to 18ºF/10ºC. This increases passenger comfort and reduces air conditioning loads, thereby saving fuel and reducing CO2 emissions.

Merford’s SPD-Smart equipped port crane cabin will be part of the Port Technology Exhibition, which features over 160 companies from around the world and is the “undisputed global showcase for the latest in port operations, equipment and technology solutions.” This event will be held in London, U.K. from June 24-26. Please also see Vision Systems Press Release for more information.

For more information about:

TOC Europe 2014, please visit: http://tocevents-europe.com

Merford, please visit: http://www.merford.com

Vision Systems, please visit: http://www.vision-systems.fr

About Research Frontiers Inc.

Research Frontiers Incorporated (NASDAQ: REFR), the developer of SPD-SmartGlass electronic-tint technology which allows users to instantly, precisely and uniformly control the amount of light coming through glass or plastic, either manually with the touch of a button or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, or Facebook, Twitter, Linked-In, YouTube and Instagram.

CONTACT:

Joseph M. Harary
President & CEO
Research Frontiers Inc.
+1-516-364-1902
Info@SmartGlass.com

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" and "SPD-SmartGlass" are trademarks of Research Frontiers Inc. “Nuance” are a trademark of Vision Systems.